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                                                             EXHIBIT 10.10(1)
                                 PROMISSORY NOTE



Borrower: IGF Holdings, Inc. (TIN:  )  Lender:  Union Federal Savings Bank
          4720 Kingsway Drive                   of Indianapolis
          Indianapolis, IN 46205                Private Banking Department
                                                45 N. Pennsylvania
                                                Suite 600
                                                Indianapolis, IN 46204


Principal Amount:  $7,500,000.00                Date of Note:  April 29, 1996


PROMISE TO PAY. IGF Holdings, Inc. ("Borrower") promises to pay to Union Federal Savings Bank of Indianapolis ("Lender"), or order, in lawful money of the United States of America, the principal amount of Seven Million Five Hundred Thousand & 00/100 Dollars ($7,500,000.00), together with interest on the unpaid principal balance from April 29,1996, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule:

                  2 consecutive quarterly interest payments, beginning July 1, 1996, with interest calculated on the unpaid principal balances at an interest rate of 0.00 percentage points over the index described below; 17 consecutive quarterly interest payments, beginning January 1, 1997, with interest calculated on the unpaid principal balances at an interest rate of 1.000 percentage points over the Index described below; 15 consecutive quarterly principal payments of $468,750.00 each, beginning April 1, 1997, with interest calculated on the unpaid principal balances at an interest rate of 1.000 percentage points over the Index described below; and 1 principal payment of $468,750.00 on January 1, 2001, with interest calculated on the unpaid principal balances at an interest rate of 1.000 percentage points over the Index described below. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled and that the Index does not change; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note.

Interest on this Note is computed on a 30/360 simple interest basis; that is, with the exception of odd days in the first payment period, monthly interest is calculated by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by a month of 30 days. Interest for the odd days is calculated on the basis of the actual days to the next full month and a 360-day year. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

DEMAND FEATURE. In the event of an Initial Public Offering (IPO) of the stock of Borrower or Symons International Group, Inc., or a secondary offering of Goran Capital, Inc., all outstanding principal and accrued unpaid interest on this Note shall become due and payable. In the event there is no Initial Public Offering or secondary offering as contemplated above, then with respect to that certain Subordinated Promissory Note from Borrower to Pafco General Insurance Company dated April 29, 1996, and subject to the Subordination and Intercreditor Agreement of the same date, Borrower hereby agrees that payment in full of the Subordinated Promissory Note will be made from the proceeds from a capital infusion. Should Borrower fail to demonstrate the infusion of capital for the express purpose of payment of the Subordinated Promissory Note, then the entire balance of principal together with the accrued, unpaid interest shall become due and payable November 29, 1996. Further, the failure to make a payment due under the Subordinated Promissory Note from Borrower to Pafco General Insurance Company dated the date hereof within thirty (30) days of the date such payment is due will constitute an event of default under this Agreement for all purposes under this Agreement. Such an event of default will not be waived by the Lender, all Indebtedness hereunder will become automatically due and payable and the Lender will exercise its rights and remedies under the Commercial Pledge and Security Agreement, dated the date hereof, with respect to the shares of IGF Insurance Company.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the The Wall Street Journal Prime Rate (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each day. The Index currently is 8.250% per annum. The interest rate or rates to be applied to the unpaid principal balance of this Note will be the rate or rates set forth above in the "Payment" section. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (a) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (b) increase Borrower's payments to cover accruing interest, (c) increase the number of Borrower's payments, and (d) continue Borrower's payments at the same amount and increase Borrower's final payment.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in Borrower making fewer payments.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender. (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents. (d) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (e) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (f) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender.
(g) Any guarantor dies or any of the other events described in this default section occurs with respect to any guarantor of this Note. (h) A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired. (i) Lender in good faith deems itself insecure.

If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (a) cures the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
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LENDER'S  RIGHTS.  Upon default,  Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note by 2.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note will be repaid under all circumstances without relief from any Indiana or other valuation and appraisement laws. This Note has been delivered to Lender and accepted by Lender in the State of Indiana. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Marion County, the State of Indiana. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This Note shall be governed by and construed in accordance with the laws of the State of Indiana.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $19.00 if Borrower makes a payment on Borrowers loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. Borrower grants to Lender a contractual possessory security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided on this paragraph.

COLLATERAL. This Note is secured by Security Agreements from IGF Holdings, Inc., Borrower, and Symons International Group LTD, Grantor, to Lender dated April 29, 1996.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL
THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE
PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE NOTE AND
ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

IGF Holdings, Inc.

By:  /s/ Douglas H. Symons
    Douglas H. Symons, Vice President